Exhibit 99.4

June 27, 2014

Dear Harold,

We are pleased to make you the following offer of employment:

1.	Job Title: Interim President and Chief Executive Officer

2.	Reporting To: Tecumseh’s Board of Directors.

3.	Position Status: This is an exempt position.

4.	Start Date: June 27, 2014

5.	Salary: $500,000.00 per year, paid semi-monthly.

6.	Signing Bonus: $100,000.00 payable on your Start Date.

7.	Additional Compensation: $60,000 a year, prorated and payable monthly in advance.

8.
Restricted Stock Units (”RSU’s”): [$75,000 worth based upon the closing price the day of the grant] RSU’s vested immediately before the 2015 annual meeting of shareholders as long as you remain on the Board of Directors and settled 25% in cash and 75% in Company common shares.

9.	Vacation: You will be eligible for four weeks (20 days) of vacation.

10.	Medical Benefits: Your group insurance will begin the first day of the month following your hire date. Coverage and plans are subject to change at Tecumseh Products’ discretion and approval.

11.	401K: Eligibility begins on date of hire. Tecumseh Products provides all full time salaried employees with a 3% Safe Harbor Contribution, whether you choose to participate or not.

12.	Relocation Expenses: Reimbursement of relocation expenses related to moving to Michigan in accordance with Tecumseh’s Domestic Relocation Policy should your appointment become permanent.

13.
Living Expenses: Reimbursement of apartment rental in close proximity to Tecumseh’s headquarters while your appointment is on an interim basis together with weekly roundtrip travel to Huntsville on weekends for yourself or, alternatively, for your wife to visit Ann Arbor.

14.
Employment Relationship: Please be advised that your employment with Tecumseh Products is considered “at will,” meaning that either you or Tecumseh Products may terminate your employment and compensation at any time with or without cause or with or without notice.

15.	Employment Policies: Your employment is subject to the personnel and other policies and practices adopted by Tecumseh Products from time to time.

Please be advised that this offer is contingent on the results of a drug screen and a background check. We have already completed the background check. We must have your drug screening results prior to your start date. Please take the enclosed authorization form to the Concentra Medical Center nearest you, along with photo identification. To find the nearest Concentra location to you please visit (http://www.concentra.com/). Please complete the enclosed authorization for the background check.
As part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act. As part of this compliance, on your first day of work we request that you present us with document(s) which identify you and indicate that you are eligible to work in the United States (e.g., U.S. Passport, Driver’s License, and Permanent Resident Card). For a detailed list of acceptable documents, please refer to the following link on the U.S. Citizenship and Immigration Services website http://www.uscis.gov/files/form/I-9.pdf.

Upon review of this offer please advise me of your decision. Additionally, if you accept, please sign in the designated area below and return one copy, with your original signature, to my attention as soon as possible.
Please feel free to call or email me at (734) 585-9482 or roger.jackson@tecumseh.com, with any questions you may have. Harold, we all look forward to continuing to work with you.
Sincerely,

/s/ Roger A. Jackson
Roger Jackson
VP, Global Human Resources

Accepted this 27th day of June, 2014

/s/ Harold M. Karp
Harold M. Karp